UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 14, 2008

Current Technology Corporation
(Exact name of registrant as specified in its charter)

Canada	000-19846	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 West Pender Street, Suite 1430 Vancouver, B.C., Canada	V6C2V6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 684-2727

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On August 8, 2008 Current Technology Corporation (the “Company”) entered into a securities purchase agreement with an investor.  Under the agreement the investor agreed to purchase 5,000,000 units of the Company at $0.20 per unit for a total purchase price of $1,000,000.  Each unit consists of one share of Company common stock and one warrant to purchase one share of Company common stock.  The warrants are exercisable for five years at $0.45 per share and may be exercised on a cashless basis. The funds were received from the investor on August 11, 2008.

The proceeds received were used by the Company to increase its stake in its Texas-based subsidiary Celevoke, Inc. (“Celevoke”) from 50.50% to 55.95%.  The Company purchased 25 common shares from Celevoke for $750,000 (all funds USD).  Earlier this year, the Company purchased 102 common shares for $2.5 million.  The Company now owns 127 of 227 issued common shares in Celevoke, for a total stake of 55.95%.  The units were issued pursuant to the exemption under Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder as the investor represented to the Company that it is an accredited investor as that term is defined in the U.S. securities laws. No commissions or remuneration were paid in connection with the issuance of the units.

 Item 8.01 Other Events

On August 14, 2008 the Company filed a press release regarding the increase in its ownership of its Texas-based subsidiary Celevoke, Inc. (“Celevoke”) from 50.50% to 55.95%.  A copy of the press release is attached to this Form 8-K as exhibit 99.1 and incorporated herein.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

99.1

Press Release dated August 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Current Technology Corporation
(Registrant)

Date: August 14, 2008	/s/ Robert Kramer_____
Name: Robert Kramer
Title: Chief Executive Officer

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